Exhibit 99.1

Cloudera and Hortonworks Complete Planned Merger
Combination creates open-source powerhouse to build industry's first
Enterprise Data Cloud from the Edge to AI
PALO ALTO, Calif., January 3, 2019 — Cloudera, Inc. (NYSE: CLDR), the enterprise data cloud company, today announced completion of its merger with Hortonworks, Inc. Cloudera will deliver the first enterprise data cloud - unlocking the power of any data, running in any cloud from the Edge to AI, on a 100% open-source data platform. An enterprise data cloud supports both hybrid and multi-cloud deployments, providing enterprises with the flexibility to perform machine learning and analytics with their data, their way, with no lock-in.
“Today, we start an exciting new chapter for Cloudera as we become the leading enterprise data cloud provider,” said Tom Reilly, chief executive officer of Cloudera. “This combined team and technology portfolio establish the new Cloudera as a clear market leader with the scale and resources to drive continued innovation and growth. We will provide customers a comprehensive solution-set to bring the right data analytics to data anywhere the enterprise needs to work, from the Edge to AI, with the industry’s first Enterprise Data Cloud.”
In addition, leading independent research firm Forrester noted1 that, “this merger...will raise the bar on innovation in the big data space, especially in supporting an end-to-end big data strategy in a hybrid and multi-cloud environment. We believe that it’s a win-win situation for customers, partners, and the vendors."
Cloudera will continue to trade on the New York Stock Exchange under the symbol “CLDR.” Hortonworks stockholders received 1.305 common shares of Cloudera for each share of Hortonworks stock owned.
Cloudera executives will host a virtual event on January 10, 2019 at 10:00 a.m. PT / 1:00 p.m. ET to discuss how the new Cloudera is poised to accelerate innovation and deliver the industry’s first enterprise data cloud. Register now.
About Cloudera
At Cloudera, we believe that data can make what is impossible today, possible tomorrow. We empower people to transform complex data into clear and actionable insights. Cloudera delivers an enterprise data cloud for any data, anywhere, from the Edge to AI. Powered by the relentless innovation of the open source community, Cloudera advances digital transformation for the world’s largest enterprises. Learn more at cloudera.com.
Cloudera and associated marks are trademarks or registered trademarks of Cloudera, Inc. All other company and product names may be trademarks of their respective owners.
1 Cloudera And Hortonworks Merger: A Win-Win For All, by Noel Yuhanna, October 4, 2018, Forrester Blogs

Connect with Cloudera
About Cloudera: cloudera.com/about-cloudera.html
Read our VISION blog: vision.cloudera.com/ and Engineering blog: blog.cloudera.com/
Follow us on Twitter: twitter.com/cloudera and LinkedIn: linkedin.com/company/cloudera/
Visit us on Facebook: facebook.com/cloudera
See us on YouTube: youtube.com/user/clouderahadoop
Join the Cloudera Community: community.cloudera.com/
Read about our customers' successes: cloudera.com/more/customers.html
Media Contact
Melinda Venable
press@cloudera.com
888-789-1488
Investor Relations Contact
Kevin Cook
investor-relations@cloudera.com
650-644-3900